Exhibit 21

Simpson Manufacturing Co., Inc. and Subsidiaries

List of Subsidiaries of Simpson Manufacturing Co., Inc.

At February 29, 2008

1.	Simpson Strong-Tie Company Inc., a California corporation

2.	Simpson Dura-Vent Company, Inc., a California corporation

3.	Simpson Strong-Tie International, Inc., a California corporation

4.	Simpson Strong-Tie Canada, Limited, a Canadian corporation

5.	Simpson Strong-Tie Europe EURL, a French corporation

6.	Simpson Strong-Tie, S.A.S., a French corporation

7.	Simpson Strong-Tie Japan, Inc., a California corporation

8.	Simpson Strong-Tie Australia, Inc., a California corporation

9.	Simpson Strong-Tie Company Inc. Chile Y Compañia Limitada, a Chilean corporation

10.	Simpson Strong-Tie A/S, a Danish corporation

11.	Simpson Strong-Tie GmbH, a German corporation

12.	Simpson Strong-Tie Sp.z,o.o., a Polish corporation

13.	Simpson France SCI, a French corporation

14.	ATF GmbH, a Swiss corporation

15.	Simpson Strong-Tie Australia Pty Limited, an Australian corporation

16.	Simpson Strong-Tie Mexico, S. de R.L. de C.V., a Mexican corporation

17.	Simpson Manufacturing Cyprus Limited, a Cyprus limited liability company

18.	Simpson Strong-Tie Asia Limited, a Hong Kong company

19.	Simpson Strong-Tie Asia Holding Limited, a Hong Kong company

20.	Simpson Strong-Tie (Beijing) Company Limited, a Chinese company

21.	Simpson Strong-Tie (Zhangjiagang) Co., Ltd., a Chinese company

22.	Simpson Strong-Tie Ireland Limited, an Irish company